Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 28, 2017 (except for Note 2, under the heading Stock Split, as to which the date is January 29, 2018), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-222478) and related Prospectus of Evolus, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Irvine, California
January 29, 2018